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                                                                     Exhibit 3.1



                              ARTICLES OF AMENDMENT
                                     TO THE
                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                              GRAY TELEVISION, INC.


                                       I.

         The name of the corporation is Gray Television, Inc.

                                       II.

         The first paragraph of Article 4 of the Restated Articles of Incorporation of the corporation is hereby deleted in its entirety and replaced with the following text:

                  "The total number of shares of all classes which the Corporation shall have authority to issue is 135,000,000 shares, consisting of 15,000,000 shares of Class A Common Stock, no par value ("Class A Common Stock"); 100,000,000 shares of Common Stock, no par value per share ("Common Stock"); and 20,000,000 shares of Preferred Stock "Preferred Stock")."

                                      III.

         This Amendment was duly adopted on May 26, 2004 by the Board of Directors and approved by each class of Shareholders entitled to vote in accordance with the provisions of Section 14-2-1003 of the Georgia Business Corporation Code on May 26, 2004.

                        (signature on the following page)


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         IN WITNESS WHEREOF, the corporation has caused these Articles of
Amendment to be executed by its duly authorized officer on this the 1st day of June 2004.



                               GRAY TELEVISION, INC.



                                     /s/ James C. Ryan
                               -------------------------------------------------
                               Name:  James C. Ryan
                               Title: Vice President and Chief Financial Officer
                               By:    Neal H. Ray, Power of Attorney